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                                 EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE

                             THREE MONTHS ENDED           NINE MONTHS ENDED
                         SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30, SEPTEMBER 30,
                             1996          1997          1996          1997
                         ------------- ------------- ------------  -------------
Net Income                $   249,234   $ 5,475,267   $ 3,961,616   $18,505,077
Weighted average number
  of common shares
  outstanding (A)          18,400,000    23,515,569    18,400,000    20,123,928
                          -----------   -----------   -----------   -----------
Per share amount (B)      $      0.01   $      0.23   $      0.22   $      0.92
                          ===========   ===========   ===========   ===========
Pro forma net income      $   153,234   $ 5,475,267   $ 2,491,616   $14,525,077
Weighted average number
  of common shares
  outstanding (A)          18,400,000    23,515,569    18,400,000    20,123,928
                          -----------   -----------   -----------   -----------
Pro forma per share
  amount (B)              $      0.01   $      0.23   $      0.14   $      0.72
                          ===========   ===========   ===========   ===========

(A) For the three months and nine months ended September 30, 1997, the weighted average shares outstanding includes the dilutive effects of stock options determined using the treasury stock method.

(B) The difference in the weighted average shares outstanding--primary, and the weighted average shares outstanding--fully dilutive is immaterial. Accordingly, primary and fully diluted earnings per share are the same.